Exhibit 99

Contacts:	Thomas F. Kirk	(512) 777-3800
	George E. McHenry	(512) 777-3800
	Thomas C. Hofmeister	(512) 777-3800

News Release

HANGER ORTHOPEDIC GROUP ANNOUNCES FOURTH QUARTER RESULTS

•                  40.5% GROWTH IN ADJUSTED EPS

•                  GAAP DILUTED EPS OF $0.02; ADJUSTED DILUTED EPS $0.52

ESTABLISHES EPS GUIDANCE FOR 2011 OF $1.63 TO $1.68

AUSTIN, TEXAS, February 9, 2011 — Hanger Orthopedic Group, Inc. (NYSE:HGR) announced net sales of $226.5 million for the quarter ended December 31, 2010, an increase of $21.4 million, or 10.4%, from $205.1 million in the prior year.  Adjusted diluted earnings per share, which excludes the cost to relocate the Company’s corporate headquarters, the cost to refinance debt, the loss incurred to terminate an interest rate swap and the costs related to the acquisition of Accelerated Care Plus Corp (ACP), were $0.52 per diluted share for the fourth quarter of 2010, a 40.5% increase compared to $0.37 per diluted share for the same period in 2009. Adjusted diluted earnings per share for the quarter included $0.06 in one time tax benefits. Diluted earnings per share were $0.02 for the fourth quarter of 2010.

The $21.4 million increase in sales for the fourth quarter of 2010 was primarily the result of a $11.2 million, or 6.2%, increase in same-center sales in the patient care segment, a $1.9 million, or 8.7% increase in sales from the Company’s distribution segment, $5.3 million in sales from the therapeutic solutions segment and a $3.0 million increase principally related to sales from acquired patient care entities. Income from operations for the quarter ended December 31, 2010 was $25.7 million compared to $27.5 million in the prior year.  Excluding the $2.2 million of costs related to the relocation of the corporate headquarters and the $4.9 million of cost related to the acquisition of ACP, income from operations increased 19.3% to $32.8 million due to increased sales and expense management. Adjusted income from operations as a percentage of sales improved 110 basis points to 14.5% in 2010 compared to 13.4% in 2009.

Net sales for the year ended December 31, 2010 increased by $57.3 million, or 7.5%, to $817.4 million from $760.1 million for the prior year.  The sales increase was principally the result of a $30.4 million, or 4.6%, increase in same-center sales in the patient care centers, a $7.5 million, or 8.5%, increase in sales of the Company’s distribution segment, $5.5 million in sales from the therapeutic solutions segment and a $13.9 million increase principally related to sales from acquired patient care entities.  Income from operations for 2010 was $81.4 million compared to $90.5 million in the prior year. After excluding the $16.4 million of costs related to the relocation of the corporate headquarters and $5.4 million in costs related to the acquisition of ACP, income from operations increased 14.0% to $103.2 million. As was the case for the quarter, the adjusted income from operations increased due to both the sales increase and expense management. Adjusted income from operations as a percentage of sales improved 70 basis points compared to the prior year. Diluted earnings per share for 2010 were $0.65. Adjusted diluted earnings per share for 2010, which excludes the cost to relocate the corporate headquarters, the cost to refinance debt, the loss incurred to terminate an interest rate swap and cost related to the acquisition of ACP, increased 25.8% to $1.42 from $1.13 in the prior year. Adjusted diluted earnings per share for 2010 included $0.06 in one time tax benefits.

The Company generated $70.1 million in cash flow from operations in 2010 compared to $73.1 million in the prior year, a $3.0 million decrease.  The decrease was caused by $3.3 million in ACP acquisition costs and $9.3 million in move related payments. After utilizing approximately $100.0 million of cash on hand to partially fund the acquisition of ACP, the Company ended the year with $36.3 million of cash and had total liquidity of $133.1 million, which includes $96.8 million available under its revolving credit facility.

“The quarter completes our fifth consecutive year in which we have met or exceeded street estimates. The credit for this accomplishment belongs to our employees and their drive to provide the best possible care to our patients and to excel at meeting our customers’ needs,” commented Thomas F. Kirk, President and Chief Executive Officer of Hanger Orthopedic Group.  Mr. Kirk added, “With the addition of ACP and their dedicated employees we have acquired an exciting new strategic growth platform which, when viewed in conjunction with our existing operations, will expand our market potential.”

The Company has substantially completed the relocation of its corporate headquarters from Bethesda, Maryland to Austin, Texas. The cost of the move is reported as a separate component of income from operations.  In connection with the move the Company incurred severance, lease termination and other relocation costs of $2.2 million and $16.4 million for the quarter and year ended December 31, 2010, respectively.  The Company anticipates incurring $1.5 to $2.5 million of additional costs in the first half of 2011 as the final employee moves are completed. Savings from the move have been incorporated into guidance for 2011 discussed below.

For 2011, the Company expects full year revenues to be between $945 million and $955 million and diluted EPS in a range of $1.63 to $1.68. As in past years, the Company has a goal to increase operating margins by 20-40 basis points in its core business. The Company expects to generate cash flow from operations of $85-$95 million and plans to invest $40-$50 million in new capital additions to fund our core businesses, including ACP’s continued expansion and development of a comprehensive electronic practice management system.

About Hanger — Hanger Orthopedic Group, Inc., headquartered in Austin, Texas, is the world’s premier provider for services and products that enhance human physical capability. Hanger provides orthotic and prosthetic patient care services, distributes O&P devices and components and provides therapeutic solutions to the broader post acute market.  Hanger is the largest owner and operator of orthotic and prosthetic patient care centers with in excess of 675 O&P patient care centers located in 45 states and the District of Columbia.  Hanger, through its subsidiary Southern Prosthetic Supply, Inc, is also the largest distributor of branded and private label O&P devices and components in the United States.  Hanger provides therapeutic solutions through its subsidiaries Innovative Neurotronics and Accelerated Care Plus.  Innovative Neurotronics introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide.  Accelerated Care Plus is a developer of specialized rehabilitation technologies and the nation’s leading provider of evidence-based clinical programs for post-acute rehabilitation serving more than 4,000 long-term care facilities and other sub-acute rehabilitation providers throughout the U.S.  For more information on Hanger, visit www.hanger.com.

This document contains forward-looking statements relating to the Company’s results of operations.  The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  Statements relating to future results of operations in this document reflect the current views of management.  However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

-Tables to follow-

Hanger Orthopedic Group, Inc

( in thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Income Statement:
Net sales	$226,505	$205,104	$817,379	$760,070
Cost of goods sold - materials	67,789	59,512	247,565	228,295
Personnel costs	74,666	67,799	284,095	264,581
Other operating expenses	45,706	46,269	163,673	160,355
Relocation expenses	2,224	—	16,444	—
Acquisition expenses	4,850	—	5,414	—
Depreciation and amortization	5,568	4,053	18,809	16,319
Income from operations	25,702	27,471	81,379	90,520
Interest expense	7,656	7,799	30,340	30,526
Extinguishment of debt	13,985	—	13,985	—
Loss from interest rate swap	1,610	—	1,610	—
Income before taxes	2,451	19,672	35,444	59,994
Provision for income taxes	1,706	7,772	14,009	23,901
Net income	$745	$11,900	$21,435	$36,093

Basic Per Common Share Data:
Net income	$0.02	$0.37	$0.66	$1.15
Shares used to compute basic per share amounts	32,662,351	31,746,875	32,238,401	31,383,895

Diluted Per Common Share Data:
Net income	$0.02	$0.37	$0.65	$1.13
Shares used to compute diluted per share amounts	33,434,044	32,401,072	32,888,305	32,068,325

Reconciliation of GAAP financial measures to Non-GAAP financial measures

Income from Operations	$25,702	$27,471	$81,379	$90,520
Relocation expenses	2,224	—	16,444	—
Acquisition expenses	4,850	—	5,414	—
Adjusted Income from Operations	$32,776	$27,471	$103,237	$90,520

Net income	$745	$11,900	$21,435	$36,093
Relocation expenses	2,224	—	16,444	—
Acquisition expenses	4,850	—	5,414	—
Extinguishment of debt expenses	13,985	—	13,985	—
Loss from interest rate swap	1,610	—	1,610	—
Tax effect of adjustments	(5,910)	—	(12,316)	—
Adjusted net income	$17,504	$11,900	$46,572	$36,093
Adjusted net income per diluted share	$0.52	$0.37	$1.42	$1.13

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Income Statement as a % of Net Sales:
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold - materials	29.9%	29.0%	30.3%	30.0%
Personnel costs	33.0%	33.0%	34.8%	34.9%
Other operating expenses	20.2%	22.6%	20.0%	21.1%
Relocation expenses	1.0%	0.0%	2.0%	0.0%
Acquisition expenses	2.1%	0.0%	0.7%	0.0%
Depreciation and amortization	2.5%	2.0%	2.3%	2.1%
Income from operations	11.3%	13.4%	9.9%	11.9%
Interest expense	3.4%	3.8%	3.7%	4.0%
Extinguishment of debt	6.2%	0.0%	1.7%	0.0%
Loss from interest rate swap	0.7%	0.0%	0.2%	0.0%
Income before taxes	1.0%	9.6%	4.3%	7.9%
Provision for income taxes	0.8%	3.8%	1.7%	3.2%
Net income	0.2%	5.8%	2.6%	4.7%
Adjusted income from operations	14.5%	13.4%	12.6%	11.9%
Adjusted net income	7.7%	5.8%	5.7%	4.7%

Hanger Orthopedic Group, Inc

( in thousands, except for statistical data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Cash Flow Data:
Cash flow from operations	$30,522	$26,979	$70,117	$73,131
Capital expenditures	$9,775	$8,595	$30,192	$21,270
(Decrease)/Increase in cash and cash equivalents	$(59,301)	$6,176	$(48,251)	$26,145

	December 31, 2010	December 31, 2009
Balance Sheet Data:
Cash and cash equivalents	$36,308	$84,558
Days Sales Outstanding (DSO’s)	52	50
Working Capital	$185,621	$216,664
Total Debt	$508,684	$410,472
Shareholders’ Equity	$364,705	$315,893

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Patient-care services	87.0%	89.0%	87.5%	88.3%
Distribution	10.6%	10.8%	11.7%	11.6%
Therapeutic solutions	2.4%	0.2%	0.8%	0.1%

Payor mix:
Commercial and other	60.7%	60.5%	59.6%	59.5%
Medicare	27.5%	28.1%	28.5%	29.1%
Medicaid	6.3%	6.2%	6.4%	6.2%
VA	5.5%	5.2%	5.5%	5.2%

Management relies on the non-GAAP items as the primary measures to review and assess operating performance and management teams. The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management.  Management and investors also review the non-GAAP items to evaluate the Company’s overall performance and to compare its current operating results with corresponding periods and with other companies in the health care industry. You should not consider the non-GAAP items in isolation or as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because the non-GAAP items are not measures of financial performance under accounting principles generally accepted in the United States and are susceptible to varying calculations, they may not be comparable to similarly titled measures of other companies.  Adjusted income from operations, adjusted net income and adjusted net income per diluted share are non-GAAP financial measures.